Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934

Subject Company: NB&T Financial Group, Inc.
Commission File No.: 23134

P.O. BOX 738 - MARIETTA, OHIO - 45750
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	NEWS RELEASE
August 7, 2014

Contacts:	Chuck W. Sulerzyski
President and CEO
Peoples Bancorp Inc.
(740) 374-6163

PEOPLES BANCORP ANNOUNCES COMPLETION OF PRIVATE PLACEMENT OF COMMON STOCK
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples” or the “Company”) (NASDAQ: PEBO) announced today that it completed the sale of 1,847,826 shares of common stock at a price of $23.00 per share to institutional investors through a private placement. The Company received net proceeds of approximately $40 million from the private placement. The Company intends to use the net proceeds of the offering, in part, to fund the cash consideration for its recently announced acquisition of NB&T Financial Group, Inc. (“NBTF”) (NASDAQ: NBTF) and for general corporate purposes. The shares will be registered for resale on a Form S-3.

“We are very pleased to announce the completion of the Company’s private placement of common stock. The net proceeds of this private placement will, in part, facilitate our recently announced acquisition of NBTF. We are also very pleased that several outstanding institutional investors participated in the offering,” said Chuck W. Sulerzyski, President and Chief Executive Officer of Peoples.

Raymond James & Associates, Inc. served as the sole placement agent for the private placement. Peoples was advised by the law firm of Dinsmore & Shohl LLP.

Important Information for Investors and Shareholders:
This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company. The Company will file a registration statement on Form S-4 and other documents regarding the proposed transaction referenced in this news release with the Securities and Exchange Commission (“SEC”) to register the shares of the Company’s common stock to be issued to the shareholders of NBTF. The registration statement will include a joint proxy statement/prospectus, which will be sent to the shareholders of both NBTF and the Company in advance of their respective special meetings of shareholders to be held to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about the Company, NBTF and the proposed transaction. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, by directing a request to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attn.: Investor Relations.

Peoples and NBTF and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NBTF in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples’ 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 14, 2014. Information about the directors and executive officers of NBTF is set forth in the proxy statement for NBTF’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 19, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

About Peoples Bancorp Inc.:
Peoples Bancorp Inc. is a diversified financial services holding company with $2.2 billion in total assets, 50 sales offices and 50 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the Company’s filings with the SEC. As a result, actual results may differ materially from the forward-looking statements in this news release.

Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

END OF RELEASE